Joint Filer Information

Name: Address: Designated Filer: Issuer and Ticker Symbol:	Financière de Sainte-Marine 31/32 quai de Dion Bouton, Puteaux, France 92800 Vincent Bolloré Harris Interactive Inc. [HPOL]

Signature:	/s/ Cédric de Bailliencourt By: Cédric de Bailliencourt, Attorney-in-Fact